Exhibit 99.1

FOR IMMEDIATE RELEASE
September 16, 2005
Media Contact:
Bryan Haviland at (614) 677-7767
Investor Contact:
Mark Barnett at (614) 677- 5331

Nationwide Financial Files Application To

Expand Powers of Banking Arm

Nationwide Trust Company, FSB operations would

continue as a division of new “Nationwide Bank”

Columbus, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS) today filed an application with the Office of Thrift Supervision to expand the powers of its wholly owned subsidiary, Nationwide Trust Company, FSB. If approved, the newly expanded federal savings thrift would be renamed “Nationwide Bank” and would have the authority to engage in a full range of activities that could supplement Nationwide’s existing insurance and financial services product offering.

“Bank products and services provide valuable links with many of Nationwide’s business activities,” said Jerry Jurgensen, Nationwide Financial’s chief executive officer. “By expanding the powers of our existing trust company, we will create an innovation platform that can help us retain more assets within our existing businesses. It also provides new product and service options to explore in the longer term. We want to make it easy for customers to insure, save and invest with us.”

Nationwide Trust Company, FSB was formed in 1998 to provide trust, custodial and agency services for sponsors of Nationwide Financial’s qualified retirement plans and public sector deferred compensation plans businesses. Nationwide’s application would expand its ability to provide retail banking products and services, and trust operations would continue as a division of the new bank. The expanded thrift is expected to begin operating by spring, 2006.

About Nationwide Financial

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers investi and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 99 on the Fortune 100 based on 2004 revenue.ii For more information, visit www.nationwide.com.

[i]

Life insurance is issued by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company, Columbus, Ohio. The general distributor is Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.

ii	Fortune Magazine, April 2005

Nationwide, the Nationwide Framemark and Nationwide Financial are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.